EXHIBIT 10.28

[CONCORD EFS, INC. LETTERHEAD]

April 25, 2002

Norman Bennett

6539 Pidgeon Hall

Memphis, TN 38119

Dear Norman:

Confirming our telephone conversation of today, our offer of employment dated April 25, 2002 is hereby amended as follows.

The position as offered is a Senior Vice President, Treasury, reporting directly to Ed Labry. Based on our conversation, your tentative start date with us will be April 29, 2002 and your work schedule will be Monday through Friday, 8:00 a.m. to 5:00 p.m., subject to change based on business needs.

This is an exempt position. Your salary will be $150,000 annualized or $5,769.24 bi-weekly.

You will also be eligible, upon board approval, for a bonus between the amount of $40,000-$60,000 in 2003 based on your overall job performance.

Additionally, upon board approval, you will be granted 25,000 stock options in accordance with the 1993 Concord EFS, Inc. Incentive Stock Option Plan, as amended, subject in all respects to the terms of the Plan and the Option Agreement evidencing this grant.

If you are in agreement with the terms of this amended offer, please read and sign the enclosed copy of this letter and return within twenty-four (24) hours of receiving this information.

I am pleased to welcome you to our staff, and hope that you will enjoy your association with Concord EFS, Inc.

Sincerely,

/s/ Tina Akin

Tina Akin

Recruiter

/s/ Norman Bennett	4/29/02

Name	Date

cc: Ed Labry